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                                                                     EXHIBIT 5.1

                                KIRKLAND & ELLIS
                PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS
                               777 South Figueroa
                          Los Angeles, California 90017

                                  213 680-8400                Facsimile:
                                                             213 680-8500

                                December 28, 2001

ChipPAC, Inc.
47400 Kato Road
Fremont, California 94538


              Re:   ChipPAC, Inc.
                    Registration Statement on Form S-3
                    ----------------------------------

Ladies and Gentlemen:

     We are issuing this opinion letter in our capacity as special legal counsel to ChipPAC, Inc., a Delaware corporation (the "Company"), in connection with the proposed registration by the Company of (i) $50,000,000 in aggregate principal amount of the Company's 8% Convertible Subordinated Notes Due 2011 (the "Convertible Notes"), (ii) an indeterminate number of the Company's Class A common stock, par value $0.01 per share, issuable upon conversion of the Convertible Notes (the "Conversion Shares") and (iii) 2,192,982 shares of the Company's Class A common stock, par value $0.01 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on November 19, 2001, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The Convertible Notes were issued pursuant to the Indenture (the "Indenture"), dated as of June 15, 2001, by and between the Company and U.S. Bank, N.A., as Trustee. All of the Convertible Notes, the Conversion Shares and the Common Stock to be registered pursuant to the Registration Statement are being offered by the selling security holders named in the Registration Statement.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:

     (i)    Amended and Restated Certificate of Incorporation of the Company;
     (ii)   Amended and Restated Bylaws of the Company;
     (iii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Convertible Notes, Conversion Shares and Common Stock;
     (iv) the Purchase Agreement pursuant to which the Company issued the Convertible Notes;
     (v)    the Indenture;
     (vi)   the form of the Convertible Notes;
     (vii) the Stock Purchase Agreement pursuant to which the Company issued the Common Stock;
     (viii) the Registration Rights Agreement pursuant to which the Company is registering the Convertible Notes and the Conversion Shares for the benefit of the selling security holders of the Convertible Notes and the Conversion Shares;
     (ix) the Registration Rights Agreement pursuant to which the Company is registering the Common Stock for the benefit of the selling security holders of the Common Stock; and
     (iv)   the Registration Statement.

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                                KIRKLAND & ELLIS

ChipPAC, Inc.
December 28, 2001
Page 2


     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents, including the Convertible Notes, the Conversion Shares and the Common Stock, by any applicable parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the internal laws of the States of New York and California, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that (i) the Convertible Notes have been duly authorized, legally issued and constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, (ii) the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Convertible Notes in accordance with the Indenture, will be validly issued, fully paid and non-assessable and (iii) the Common Stock has been duly authorized and validly issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or California or the General Corporation Law of the State of Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

     This opinion is furnished to you pursuant to the applicable rules and regulations promulgated under the Act in connection with the filing of the Registration Statement.

                              Sincerely,

                              /s/ Kirkland & Ellis

                              Kirkland & Ellis